Filed Pursuant to Rule 424(b)(3)

Registration No. 333-178333 and

Nos. 333-178333-01 through 333-178333-12

Prospectus Supplement No. 10

(To Prospectus dated December 29, 2011)

Horizon Lines, Inc.

Common Stock, Warrants, 6.00% Series A Convertible Secured Notes due 2017 and 6.00%

Series B Mandatorily Convertible Secured Notes due 2017

This Prospectus Supplement No. 10 supplements and amends the prospectus dated December 29, 2011, as supplemented by Prospectus Supplement No. 1 dated January 12, 2012, Prospectus Supplement No. 2 dated January 30, 2012, Prospectus Supplement No. 3 dated February 24, 2012, Prospectus Supplement No. 4 dated March 28, 2012, Prospectus Supplement No. 5 dated April 11, 2012, Prospectus Supplement No. 6 dated April 13, 2012, Prospectus Supplement No. 7 dated April 24, 2012, Prospectus Supplement No. 8 dated May 7, 2012 and Prospectus Supplement No. 9 dated May 9, 2012 (collectively referred to herein as the “Prospectus”).

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated June 7, 2012, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 18 of the Prospectus dated December 29, 2011, for a discussion of certain risks that you should consider prior to investing in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 7, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

HORIZON LINES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director; Appointment of Officer; Compensatory Arrangement for Officer

On June 7, 2012, the Board of Directors (the “Board”) of Horizon Lines, Inc. (the “Company”) appointed Samuel A. Woodward, age 63, as President and Chief Executive Officer of the Company and as a Board member, effective on that date.

Mr. Woodward served as Managing Director of Bengur Bryan & Co. from June 2008 until May 2012. Prior to Bengur Bryan & Co., Mr. Woodward was the Chairman, President and Chief Executive Officer of Gemini Air Cargo, Inc. from March 2004 to June 2008.

On June 7, 2012, the Company entered into an employment agreement (the “Agreement”) with Mr. Woodward to serve as President and Chief Executive Officer until June 30, 2015. The Agreement will be extended for additional one year terms unless either party gives notice to the other party prior to April 1, 2015 or any subsequent anniversary thereof of its election not to extend the term. In addition, either party may terminate the Agreement upon 30 days notice.

The Agreement provides that Mr. Woodward will receive an annual base salary of $600,000, subject to periodic increases as determined by the Board. For 2012, Mr. Woodward will receive a cash bonus of no less than $200,000, even if the goals established by the Board are not met. The 2012 bonus may be up to 133% of the amount of base salary paid to Mr. Woodward during 2012 if Company financial performance meets or exceeds certain goals that the Board has established. In later years, Mr. Woodward will be eligible to receive a performance bonus of less than the 100% target and up to 133% of the amount of his annual base salary depending upon whether performance targets established by the Board or the Compensation Committee of the Board for that year have been partially met, met, or exceeded.

Mr. Woodward will also receive 3,000,000 equity incentive awards. One half of the equity incentive awards will vest if Mr. Woodward remains in continuous employment with the Company on the vesting dates determined by the Board. The other half of the equity incentive awards will vest at various times during the term of the Agreement if Mr. Woodward remains in continuous employment with the Company and certain performance goals established by the Board or the Compensation Committee have been met.

In addition, the Company will reimburse Mr. Woodward for his reasonable expenses related to travel between his current residence and Charlotte, North Carolina for a period of six months, and the Company will provide relocation assistance in accordance with the Company’s relocation policy for all employees. Mr. Woodward will also be eligible to participate in the standard employee benefit plans generally available to executive employees of the Company, including long-term equity incentive plans, health insurance, life and disability insurance, employee stock purchase plan, 401(k) plan, and paid time off and paid holidays. The Company will also reimburse Mr. Woodward for his documented business expenses incurred in connection with his employment pursuant to the Company’s standard reimbursement expense policy and practices. The Company will further reimburse Mr. Woodward for up to $30,000 of his expenses incurred in connection with negotiating the Agreement.

If Mr. Woodward’s employment is terminated as a result of his death or disability, (i) Mr. Woodward’s time-based equity incentive awards (and his other unvested time-based equity awards, if any) will immediately vest and become payable, (ii) Mr. Woodward’s performance based equity incentive awards will pro-ratably vest for the year in which his employment terminates, contingent upon performance goal achievement for that year, and (iii) Mr. Woodward or his estate will be paid in a lump-sum a pro-rata portion of the annual bonus that he would have been paid had his employment not been terminated, contingent upon performance goal achievement for that year.

If Mr. Woodward’s employment is terminated by the Company without cause or if he terminates his employment for good reason (as those terms are defined in the Agreement), Mr. Woodward will be entitled to receive continued payment of his current base salary and medical and dental benefits for eighteen months. In addition, (i) a pro-rata portion of Mr. Woodward’s unvested, time-based equity incentive awards (and his other unvested time-based equity awards, if any) that would have vested at the end of the year of the termination will immediately vest and become payable, (ii) Mr. Woodward’s performance based equity incentive awards will pro-ratably vest for the year in which his employment terminates, contingent upon performance goal achievement for that year, and (iii) Mr. Woodward will be paid a lump-sum pro-rata portion of the annual bonus that he would have been paid had his employment not been terminated, contingent upon performance goal achievement for that year.

In the event of a change of control of the Company, all of Mr. Woodward’s unvested time-based equity incentive awards (and other unvested time-based equity awards, if any) and his unvested performance based equity incentive awards will vest immediately and be paid at the time of the change of control. If Mr. Woodward’s employment is terminated within six months following a change control, either by the Company without cause or by Mr. Woodward for good reason, Mr. Woodward will be entitled to receive the same payments and benefits described above, except that the lump-sum pro-rata portion of the annual bonus will be based on the amount payable for attaining the target performance goals for that year, without regard to actual performance for the year.

The Agreement also provides that Mr. Woodward will not engage in competition with the Company during his employment or for eighteen months following termination of employment, and that he will comply with certain other post-termination restrictions.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

There are no arrangements or understandings between Mr. Woodward and any other persons pursuant to which he was selected as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Departure of Director and Officer

On June 7, 2012, Stephen H. Fraser stepped down as Interim President and Chief Executive Officer of the Company, effective as of June 7, 2012. Mr. Fraser also resigned from the Board effective as of June 7, 2012. Mr. Fraser will remain an employee through June 12, 2012 to support the leadership transition. All 1,224 shares of Mr. Fraser’s unvested, restricted stock became fully vested in connection with his resignation from the Board.

On June 7, 2012, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Fraser, whereby the Company will retain Mr. Fraser as a consultant effective June 12, 2012 for a period of one year. Mr. Fraser will provide the consulting services requested by the Company and will be paid $525 per hour for such consulting services. The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

In addition, on June 7, 2012, the Company entered into Amendment No. 1 to the Employment Agreement (the “Amendment”) with Mr. Fraser. The Amendment provides that Mr. Fraser will resign as a member of the Board effective as of the commencement of the successor CEO with the Company, and that he and the Board could agree to extend his employment for a transition period following the hiring of a successor CEO. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.07. Submission of matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders on June 7, 2012. At the meeting, shareholders elected each of the nominees nominated by the Board to serve a three year term on the Company’s Board. Shareholders also ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012. Finally, shareholders approved, on an advisory basis, the Company’s executive compensation program for its named executive officers, as described in the Company’s Proxy Statement.

Set forth below are the final voting results for each of the proposals.

Election of Director Nominees

Director	For	Withheld	Broker Non-Votes

Jeffrey A. Brodsky	1,830,266	43,140	781,335

Kurt M. Cellar	1,829,741	43,665	781,335

David N. Weinstein	1,828,057	45,349	781,335

Proposal to Ratify Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

For	Against	Abstain
2,639,054	10,103	5,584

Approval of Company’s Executive Compensation for Named Executive Officers

For	Against	Abstain	Broker Non-Votes
1,811,896	59,161	2,349	781,335

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, between Horizon Lines, Inc. and Samuel A. Woodward

10.2	Consulting Agreement, between Horizon Lines, Inc. and Stephen H. Fraser

10.3	Amendment No. 1 to the Employment Agreement between Horizon Lines, Inc. and Stephen H. Fraser

99.1	Press Release, dated June 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC.
(Registrant)

Date: June 7, 2012	By:	/s/ Michael T. Avara

Michael T. Avara
Executive Vice President and Chief Financial Officer

EXHIBITS

10.1	Employment Agreement, between Horizon Lines, Inc. and Samuel A. Woodward

10.2	Consulting Agreement, between Horizon Lines, Inc. and Stephen H. Fraser

10.3	Amendment No. 1 to the Employment Agreement between Horizon Lines, Inc. and Stephen H. Fraser

99.1	Press Release, dated June 7, 2012

Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of June 7, 2012 (the “Agreement Date”), between HORIZON LINES, INC., a Delaware corporation (the “Company”), and Samuel A. Woodward (“Executive”).

The Company desires to retain Executive’s services as set forth in the Agreement and to provide the necessary consideration to assure such services. The Company and Executive therefore agree as follows:

1. Employment. The Company hereby employs Executive as its President and Chief Executive Officer, reporting directly to the Board of Directors of the Company (the “Board”) and having such powers and duties as may reasonably be assigned by the Board and consistent with the position of President and Chief Executive Officer. Executive hereby accepts the employment specified herein, agrees to perform, in good faith, the duties, consistent with his position, prescribed by the Board hereunder, abide by the terms and conditions described in this Agreement and to devote his full working time and best efforts to the Company. Exhibit A to this Agreement sets forth the corporate, civic or charitable boards Executive currently serves on, and after obtaining the prior approval of the Board, Executive may serve on additional corporate, civic or charitable boards not listed on Exhibit A, provided that, in the reasonable opinion of the Board, such additional board membership activities (taking into account all existing board memberships) do not individually or in the aggregate interfere with the performance of his duties and responsibilities under this Agreement or create real or apparent conflict of interests. The Company agrees to appoint Executive to the Board and to thereafter nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during Term at which Executive’s director class stands for election. Executive agrees to serve on the Board.

2. Term of Employment. The term of employment under this Agreement (the “Term”) shall commence on the Agreement Date and shall expire on June 30, 2015; provided that on April 1, 2015, and on each subsequent anniversary thereof, the Term shall be deemed to have been extended by the parties for an additional one-year period at the end of the then-current Term, unless either party gives written notice to the other party, prior to April 1, 2015, or an anniversary thereof, of its election not to extend the Term.

3. Location of Employment. Executive will be based and work primarily at the Company’s principal executive offices in Charlotte, North Carolina. During the period from the Agreement Date to the six month anniversary of the Agreement date, the Company will reimburse Executive for reasonable expenses related to travel between his current residence and Charlotte, North Carolina. The Company will provide Executive with relocation assistance in accordance with the Company’s Buyer Value Option Homeowner Relocation Policy.

4. Compensation. During the Term, the Executive shall be paid the compensation and be provided with the benefits described below:

(a) Annual Base Salary. The Company shall pay Executive a base salary at the rate of $600,000 per annum or such greater amount as the Board shall determine from time to time in its discretion (the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s standard payroll practices for senior executives, and may not be decreased without Executive’s prior written consent.

(b) Annual Bonus Opportunity. Executive shall have the opportunity to earn a cash bonus for each calendar year during the Term (the “Annual Bonus”), based on achievement of performance goals for the fiscal year of the Company ending within such calendar year (the “Performance Year”), if Executive remains in continuous employment to the last day of such calendar year (or, if earlier, to the date on which the Term expires). The performance goals for a Performance Year shall be established by the Board (or the Compensation Committee of the Board) in its discretion, after consultation with Executive and consideration of current business conditions. The Annual Bonus amount shall be up to 100% of Executive’s Base Salary for the calendar year if the target levels for performance goals for the Performance Year are achieved, and shall be 133% of Base Salary for the calendar year if the maximum levels for performance goals for the Performance Year are achieved. The Board (or the Compensation Committee of the Board) may provide for a range of Annual Bonus amounts of less than 100% of Base Salary for achievement of performance goals between threshold performance levels and target performance levels, and a range of Annual Bonus amounts greater than 100% but less than 133% of Base Salary for achievement of performance goals between target performance levels and maximum performance levels. The Annual Bonus shall be payable in a lump sum within thirty (30) days following the final review by the Audit Committee of the Board of the Company’s audited financial statements for the Performance Year, and shall be paid in the fiscal year immediately following the Performance Year. Base Salary for purposes of this Section 4(b) shall be prorated if the Term expires before the end of the calendar year to which the Annual Bonus opportunity relates. Notwithstanding the foregoing, Executive’s Annual Bonus for 2012 shall be no less than $200,000, even if the threshold performance goals established by the Board for that year are not met.

(c) Benefits. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company to other senior executives of the Company, on terms at least as favorable as those on which any other senior executive of the Company shall participate; provided, however, that Executive shall be entitled to no less than four weeks of paid vacation during each year during the Term, exclusive of Company holidays.

(d) Special Equity Incentive Award. As inducement for Executive to accept employment with the Company, the Company shall grant to Executive within thirty (30) days following the Agreement Date an equity incentive award relating to three million (3,000,000) shares of Company common stock. One-half of the shares relating to the equity incentive award shall be subject to time-based vesting conditions (the “Time-Based Equity Incentive”) and the remaining one-half of the shares relating to the equity incentive award shall be subject to a combination of time-based and performance-based vesting conditions (the “Performance-Based Equity Incentive”). The equity incentive award shall be subject to terms and conditions

(including vesting conditions) that are established by the Board (or the Compensation Committee of the Board) in its discretion, and shall be evidenced by an award agreement.

(e) Other Equity Incentives. Executive shall be eligible to participate in the Company’s long-term equity incentive plans established for its senior executives, and the Board (or the Compensation Committee of the Board) will at is discretion consider Executive for future equity incentives in a manner consistent with its evaluation of other senior executives of the Company.

5. Reimbursement of Expenses; Indemnification.

(a) Executive shall be expected to incur various reasonable business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of the Company. The Company shall reimburse Executive for such expenses in accordance with and subject to the Company’s policies regarding business expense reimbursement, as they may exist from time to time.

(b) Within ten (10) days following Executive’s submission to the Company of an accounting for the reasonable legal expenses incurred by Executive in connection with negotiating this Agreement, the Company shall make a lump sum payment to Executive to reimburse him for such expenses, subject to a maximum reimbursement of $30,000.

(c) The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Employee as a result of acts that would constitute Cause (as defined in Section 6(c)).

6. Termination of Agreement. Executive’s employment under this Agreement may be terminated prior to the end of the Term by the Company or by Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Death. Executive’s employment hereunder shall automatically terminate upon his death.

(b) Disability. If Executive becomes Disabled during the Term, the Company may terminate Executive’s employment for “Disability”. In such event, Executive’s employment with the Company shall terminate effective on the 30th day the after the Company provides Executive with notice of termination. For purposes of this Agreement, “Disabled” means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, Executive unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than fourteen (14) consecutive days will not be considered an interruption in Employee’s six consecutive months of Disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

(c) Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful and continued failure to attempt in good faith (other than as a result of incapacity due to mental or physical impairment) to substantially perform the duties of his position, and such failure is not remedied within thirty (30) days after receipt of written notice from the Board specifying such failure; (ii) Executive’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the duties of his position, which is not remedied within thirty (30) days after receipt of written notice from the Board specifying such failure; (iii) a material breach by Executive of the Company’s code of ethics, which is not remedied within thirty (30) days after receipt of written notice from the Board or the Chief Executive specifying such failure; (iv) Executive’s conviction, plea of no contest or plea of nolo contendere, or imposition of unadjudicated probation for any felony (other than a traffic violation or arising purely as a result of Executive’s position with the Company); (v) Executive’s knowing unlawful use (including being under the influence) or possession of illegal drugs; or (vi) Executive’s commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company.

(d) Resignation for Good Reason. Executive may resign from his employment for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, unless Executive otherwise consents in writing to such event: (i) a material diminution in Executive’s authority, duties or responsibilities (including Executive no longer reporting directly to the Board); (ii) a material reduction in Executive’s Base Salary; (iii) requiring Executive to relocate his place of employment more than 50 miles from Charlotte, North Carolina (but not including any relocation that relates to a change in the Company’s principal executive offices); or (iv) a material violation by the Company of this Agreement. Executive shall provide the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company shall have a period of thirty (30) days following its receipt of such notice in which to cure such event without such event constituting Good Reason. If the Company does not cure the condition or conditions by the end of such thirty (30) day period, Executive may voluntarily terminate employment within thirty (30) days after the last day of the thirty (30) day cure period. Executive’s voluntary termination of employment other than in accordance with the requirements of this Section 6(d) shall not constitute resignation for Good Reason.

(e) Without Cause. The Company may terminate Executive’s employment under this Agreement without Cause upon thirty (30) day advance notice to Executive.

(f) Resignation without Good Reason. Executive may resign his employment without Good Reason upon thirty (30) day advance notice to the Company.

(g) Expiration of the Term. The Agreement and Executive’s employment under this Agreement shall automatically terminate on the last day of the Term, as determined pursuant to Section 2 (subject to Section 7(d)).

Any termination of Executive’s employment hereunder by the Company or Executive (other than by reason of Executive’s death) shall be communicated by a notice of termination to the other party to this Agreement. For purposes of this Agreement, a “notice of termination” means a written notice which (i) indicates the specific provision of the Agreement relied upon for the termination, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the specified Agreement provision and (iii) specifies the effective date of the termination. Any notice of termination shall be delivered in accordance with the notice procedures prescribed in Section 13.

7. Termination Payments and Benefits.

(a) Termination by Death or Disability. Upon the termination of Executive’s employment by reason of his death or Disability, the Company shall pay to Executive (or to the personal representatives of his estate) within thirty (30) days after the termination of employment date a lump sum amount equal to the sum of Executive’s earned but unpaid Base Salary, Annual Bonus and other compensation as of the date of termination; his accrued vacation; and any accrued but unreimbursed expenses required to be reimbursed under this Agreement (the “Accrued Amounts”), and the Company shall provide to Executive any vested benefits or entitlements under any applicable Company benefit or compensation plan, program, policy or arrangement (the “Vested Benefits”). In addition, (i) all of Executive’s unvested Time-Based Equity Incentive (and any other unvested stock incentive awards held by Executive that vest solely on account of the passage of time) will become immediately vested, payable and exercisable, (ii) contingent upon the level of performance goal attainment for the Performance Year ending within the calendar year in which Executive’s employment terminates, Executive shall vest in a pro-rata portion of the Performance-Based Equity Incentive in which the Executive would have become vested had his employment not terminated during that calendar year, and (iii) contingent upon the level of performance goal attainment for the Performance Year ending within the calendar year in which Executive’s employment terminates, Executive shall be paid in a single lump sum a pro-rata portion of the Annual Bonus that Executive would have earned had his employment not terminated during that calendar year. For purposes of clauses (ii) and (iii) above, the pro-ration shall be determined based on the number of days that have elapsed from the first day of the calendar year to Executive’s termination of employment date. The lump-sum pro-rata Annual Bonus payment (described in clause (iii) above), if any, shall be paid by the Company to Executive within thirty (30) days following the final review by the Audit Committee of the Board of the Company’s audited financial statements for the Performance Year, and shall be paid in the fiscal year immediately following the Performance Year.

(b) Termination by the Company for Cause; Resignation by Executive without Good Reason; Expiration of the Term. Upon the termination of the Executive’s employment by the Company for Cause or by resignation of the Executive without Good Reason, or upon expiration of the Agreement pursuant to Section 6(g), the Company shall pay to the Executive or to the personal representatives of his estate within thirty (30) days after the termination date a lump sum amount equal to Executive’s Accrued Amounts and shall be provided Executive’s Vested Benefits.

(c) Termination by the Company without Cause; Resignation by Executive for Good Reason. If before the expiration of the Term the Company terminates Executive’s employment other than for Cause or Executive resigns for Good Reason, Executive shall be entitled to receive from the Company a lump sum cash payment within thirty (30) days after the termination date equal to Executive’s Accrued Amounts, and his Vested Benefits shall be paid or provided in accordance with the terms of any applicable employee benefit plans. In addition, Executive will be entitled to (i) receive continued payment of Executive’s then current Base Salary in accordance with the Company’s standard payroll practices for the period beginning on the termination date and ending on the 18-month anniversary of the termination date (the “Severance Period”); (ii) continue participation for himself and his covered dependents in the Company’s medical and dental benefit plans during the Severance Period at the same premium amount charged to active employees during such period (provided, such medical and dental benefit plan coverage shall cease on the date Executive becomes eligible for coverage under any medical plan provided by any subsequent employer or pursuant to a consulting arrangement); (iii) immediate vesting of a pro-rata portion of the unvested Time-Based Equity Incentive (and any other unvested stock incentive awards held by Executive that vest solely on account of the passage of time) that would have vested on December 31 of the year in which termination occurs had Executive’s employment not terminated; (iv) contingent upon the level of performance goal attainment for the Performance Year ending within the calendar year in which Executive’s employment terminates, vest in a pro-rata portion of the Performance-Based Equity Incentive in which the Executive would have become vested had his employment not terminated during that calendar year, and (v) contingent upon the level of performance goal attainment for the Performance Year ending within the calendar year in which Executive’s employment terminates, receive a lump sum payment equal to a pro-rata portion of the Annual Bonus that Executive would have earned had his employment not terminated during that calendar year. For purposes of clauses (iii), (iv) and (v) above, the pro-ration shall be determined based on the number of days that have elapsed from the first day of the calendar year to Executive’s termination of employment date. Executive’s rights to the severance payments and benefits described in clauses (i) through (v) above are expressly conditioned on Executive having executed and delivered to the Company (no later than the 50th day following the date on which his employment terminated) and having not revoked, a general release of the Company and its affiliates substantially in the form attached hereto as Appendix A and Executive’s compliance with the requirements of Section 9. The salary continuation payments described in (i) above shall begin to be paid on the sixtieth (60th) day following the date on which Executive’s employment terminated (or such later date as may be required by Section 21(b)(ii)) (the “Severance Commencement Date”), and the first payment shall include all of the Base Salary payments that would otherwise have been paid during the period starting on the employment termination date and ending on the Severance Commencement Date. The lump-sum severance payment, if any, corresponding to Executive’s pro-rata Annual Bonus (described in clause (v) above), shall be paid by the Company to Executive within thirty (30) days following the final review by the Audit Committee of the Board of the Company’s audited financial statements for such Performance Year, and shall be paid in the fiscal year immediately following the Performance Year.

(d) Survival. Neither the termination of the Executive’s employment hereunder nor the expiration of the Term shall impair the rights or obligations of any party hereto that have accrued hereunder prior to such termination or expiration. The obligations of Section 9 shall, to the extent provided, survive the termination or expiration of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

(e) Mitigation of Damages. In the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to Executive under this Agreement.

8. Change of Control Payments and Benefits.

(a) Upon the occurrence of a Change of Control (as defined below), all of Executive’s unvested Time-Based Equity Incentive (and any other unvested stock incentive awards held by Executive that are scheduled to vest solely on account of the passage of time) and unvested Performance-Based Equity Incentive will become immediately vested, payable and exercisable at the time of the Change of Control.

(b) If, within six (6) months following the occurrence of a Change of Control, Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, in addition to the payments and benefits described in clauses (i) through (iv) of Section 7(c) above, but in lieu of the payment described in clause (v) of Section 7(c), Executive shall be entitled to receive a lump sum payment equal to the pro-rata Annual Bonus that would have been payable to Executive for achievement of the target level of performance goals for the Performance Year in which termination of his employment occurs (with the pro-ration determined based on the number of days that have elapsed during the year up to the termination of employment date). Executive’s rights to the severance payment described above is expressly conditioned on Executive having executed and delivered to the Company (no later than the 50th day following the date on which his employment terminated) and having not revoked, a general release of the Company and its affiliates substantially in the form attached hereto as Appendix A and Executive’s compliance with the requirements of Section 9. The lump sum pro-rated Annual Bonus payment shall be paid on the Severance Commencement Date.

(c) For purposes of this Agreement, “Change of Control” shall have the same meaning as assigned to that term in the Company’s 2009 Incentive Compensation Plan.

(d) Notwithstanding any other provisions of this Agreement, in the event that any payment, benefit, property or right received or to be received by Executive in connection with a Change of Control or Executive’s termination of employment in respect of a Change of Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) (collectively, the “Total Payments”) would be subject (in whole or part) to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or any successor provision (the “Excise Tax”), then the payments and benefits provided under this Agreement that are subject to the Excise Tax (the “Parachute Payments”) and which are payable in cash shall first be reduced, and the noncash Parachute Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (2) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments).

9. Restrictive Covenants.

(a) Non-Competition. While Executive is employed, and for a period of eighteen (18) months following the date of termination of his employment for any reason (other than on account of non-renewal or non-extension of the Term) Executive shall be prohibited from engaging in Competition with the Company, and its subsidiaries and affiliates (collectively, the “Related Entities”). The term “Competition” for purposes of this Agreement shall mean directly or indirectly, engaging in, holding any equity interest in, or managing or operating any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in a Jones Act business that competes with any business of the Company and the Related Entities anywhere in the world; with the exception of ownership of up to 1% of any class of securities of any publicly traded company.

(b) Confidential Information. Executive acknowledges that he has and will have access to confidential information (including, but not limited to, current and prospective confidential know-how, specialized training, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, clients, contacts, prospects, and assets of the Company and the Related Entities that is unique, valuable and not generally known outside the Company and/or the Related Entities, and which was obtained from the Company and/or the Related Entities or which was learned as a result of the performance of services by Executive on behalf of the Company and/or the Related Entities (“Confidential Information”). “Confidential Information” does not include information that is in the public domain through no wrongful act on Executive’s part. Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead will keep all Confidential Information strictly and absolutely confidential; provided, however, that this provision shall not prevent Executive from using his general business skill and knowledge in his future employment to the extent such skill and knowledge is not specifically related to the business of Company and its affiliates and is not used in Competition, or otherwise prohibited under this section. Notwithstanding the foregoing, Executive may disclose Confidential Information (i) that he is required by subpoena to disclose (provided that Executive furnishes the Company with prompt written notice of receipt of such subpoena), or (ii) with the prior written consent of the Company. Executive will deliver promptly to the Company, at the termination of his employment or at any other time at the Company’s request, without retaining any copies (other than Executive Records, as defined below), all documents and other materials in his possession relating, directly or indirectly, to any Confidential Information (subject to the last sentence in Section 9(e) below). For purposes of this Agreement, “Executive Records” shall mean any written or electronic records of Executive’s business and personal contacts.

(c) Non-Solicitation of Employees. While Executive is employed, and for a period of eighteen (18) months following the date of termination of his employment for any reason including non-renewal or non-extension of the Term (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, full-time consultant or independent contractor of the Company or the Related Entities (except in the course of his duties under this Agreement). Notwithstanding the foregoing, the Company agrees that it shall not be deemed a violation of this Section 9(c) for Executive to respond to a request for a reference regarding any current or former employee of the Company or any of the Related Entities from such current or former employee or from a third party, and providing a reference setting forth Executive’s personal views about such current or former employee in connection with such request.

(d) Non-Solicitation of Business Partners. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any customers, suppliers, licensees, agents, consultants or independent contractors or other business partners or business affiliates of the Company or the Related Entities (collectively, “Business Partners”), to cease doing business with or modify their business relationship with the Company or the Related Entities, or in any way interfere with the relationship between any such Business Partner and the Company or the Related Entities (regardless of who initiates the contact).

(e) Return of Company Property/Passwords. Executive hereby expressly covenants and agrees that following termination of Executive’s employment with the Company for any reason or at any time upon the Company’s request, Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs, in whatever media maintained; provided, however, that Executive shall be permitted to retain Executive Records.

(f) Remedies for Breach. Executive acknowledges and agrees that a breach of this section would immediately and irreparably harm the Company and the Related Entities and that a remedy at law would be inadequate to compensate the Company and the Related Entities for their losses by reason of such breach and therefore that the Company and/or the Related Entities shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to seek an injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation of this section, and Executive hereby consents to the issuance of such injunction.

10. Disputes.

(a) Except as provided in Section 9(f), any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in Charlotte, North Carolina in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

(b) If, with respect to any alleged failure by the Company to comply with any of the terms of this Agreement, Executive hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement, and thereafter the Company is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then the Company shall reimburse Executive for his actual expenses for attorneys’ fees and disbursements within thirty (30) days following receipt of any invoice for such expenses.

11. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent:

(a) To Executive, at:

Last address in records of Company

(b) To the Company, at:

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Attention: General Counsel

Telecopy: 704-973-7010

Telephone: 704-973-7000

or to such other address as may have been furnished by a party hereto to the other parties hereto, by like notice. For purposes of this Agreement, the term “business day” means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of Charlotte, State of North Carolina, are authorized by law to be closed.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

16. Amendments; Waivers. This Agreement contains the entire agreement of the parties with respect to the employment of Executive by the Company. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

17. Disparagement. From the Agreement Date forward, Executive shall not make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about the Company or any Related Entity (or any shareholder, member, director, manager or officer thereof). From the Agreement Date forward, the Company and any Related Entity shall not make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about Executive. “Disparaging” comments or statements include such comments or statements which discredit, ridicule, or defame any person or entity or place such person or entity in a negative light or impair the reputation, goodwill or commercial interest thereof. Notwithstanding the foregoing, it shall not be a violation of this Section 17 for either party to make any statements necessary to enforce this Agreement, or to testify truthfully under oath pursuant to any lawful court order or subpoena or otherwise provide disclosures required by law.

18. Transferability. The rights, benefits and obligations of the Company under this Agreement shall not be transferable other than to successors or assigns of the Company in connection with a corporate transaction, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, any such successors and assigns. Whenever the term “Company” is used in this Agreement, such term shall mean and include the Company and its successors and assigns. The rights and benefits of Executive under this Agreement shall not be transferable other than rights to property or compensation that may pass on his death to his estate or beneficiaries through his will or the laws of descent and distribution and the terms of any Company compensation or benefit plan.

19. Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

20. Tax Withholding. The Company may withhold from any payments due to Executive hereunder such amounts as it determines are required to be withheld under applicable federal, state and local tax laws.

21. Section 409A.

(a) The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the Agreement Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of their respective affiliates, employees or agents.

(b) Notwithstanding any provision to the contrary in this Agreement:

(i) No amount payable on account of Executive’s termination of employment shall be paid unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 409A.

(ii) If Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement (any such delayed commencement, a “Payment Delay”) of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined under Section 409A) or (B) the date of Executive’s death. Upon the earlier of such dates (the “Delayed Payment Date”), all payments deferred pursuant to this Section 21(b)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iii) The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with Section 409A.

(iv) For purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments.

(v) The reimbursements of expenses and provision of in-kind benefits under this Agreement shall comply with the requirements of Section 409A (to the extent subject to Section 409A), which generally require (A) that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (B) the reimbursement of an eligible expense is made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HORIZON LINES, INC.

By:	/s/ Jeffrey A. Brodsky
Jeffrey A. Brodsky Chairman, Board of Directors

/s/ Samuel A. Woodward
Samuel A. Woodward

APPENDIX A

FORM OF RELEASE

In return for payment of severance benefits pursuant to my employment agreement with Horizon Lines, Inc. dated [            ] (the “Employment Agreement”), I hereby generally and completely release Horizon Lines, Inc. (“Horizon Lines”), its parent and subsidiary entities (collectively the “Company”), and its or their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Release.

This Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Release are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) if my employment termination involves an employment termination program, I have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by the program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination; (d) I have at least twenty-one (21) or forty-five (45) days, depending on the circumstances of my employment termination, from the date that I receive this Release (although I may choose to sign it any time on or after my employment termination date) to consider the release; (e) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation to the Vice President of Human Resources in writing at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211; fax 704-973-7034; and (f) this Release will not be effective until I have signed it and returned it to the Company’s Corporate Secretary and the Revocation Period has expired (the “Effective Date” ).

I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Name	Date

EXHIBIT A

BOARD MEMBERSHIPS

As of the Agreement Date, Executive is a member of the following corporate, civic or charitable boards:

None

\39647180.3

Exhibit 10.2

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”) is made as of June 7, 2012, by and between Horizon Lines, Inc. (hereinafter, the “Company”) and Stephen H. Fraser (hereinafter, the “Consultant”).

Whereas, Consultant has heretofore been employed as interim President and Chief Executive Officer of the Company and, as such, has become familiar with the Company, including its operations and facilities, its employees, its consultants and others with whom the Company has contractual relationships (together, the “Company Business”); and

Whereas, because of the knowledge and familiarity of Consultant with the Company Business, the Company wishes to retain Consultant on the terms and conditions contained in this Agreement to provide those consulting services provided for herein, and Consultant wishes to be so retained and to provide those services.

Now, therefore, for and in consideration of the premises, the mutual covenants and the payments to be made hereunder, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant each agrees as follows:

1. Term. The term of this agreement shall begin on June 12, 2012 (the “Effective Date”), shall run for one (1) year, and shall end on that date which is the first (1st) annual anniversary date of the Effective Date, unless terminated sooner by agreement of the parties or due to a default by a party as provided below. This Agreement may be extended by written agreement of the parties for such terms and with such modifications as the parties may agree.

2. Consulting Services. Consultant shall perform during the term hereof such consulting and/or advisory services for the Company as may reasonably be requested by the Company from time to time with respect to the management, technology, relationships and operation of the Company and its business.

Consultant will perform his obligations under this Agreement in such a manner as to attempt to enhance and improve the business of the Company and to foster the Company’s relationship with the past, existing and prospective customers, suppliers, contractors, consultants and/or vendors of the Company and its business. Consultant will provide advice to the employees of the Company with respect to its business and will share with the Company his knowledge regarding its business and operations.

The amount of time to be devoted by Consultant to providing consulting services hereunder, the specific time when such will be provided, and the method of how such will be provided shall be determined in the reasonable discretion of Consultant after consultation with the Company and as necessary to reasonably accomplish Consultant’s obligations hereunder; provided, however, that (A) such services shall be provided at such times as are reasonably acceptable to both Consultant and the Company and (B) Consultant shall be responsible for receiving instructions as to his services from any person reasonably authorized by the Board of Directors of the

Company to direct the services of Consultant, and (provided that such instructions are consistent with this Agreement) Consultant shall comply with such instructions.

3. Consideration. The Company shall pay to Consultant a retainer of $25,000 (the “Retainer”) within ten (10) days following the Effective Date, which the Consultant shall not be required to refund to the Company. The Consultant shall be paid for his services hereunder at a rate of $525 per hour, which fee shall be credited against the Retainer. Within ten (10) days following the end of each calendar month in which the Consultant performs services, the Consultant shall provide the Company with an accounting of all services performed and the hours worked by the Consultant in performing such services during such month. Until the fees credited to the Retainer equal $25,000, the Consultant shall not be paid any additional fee for the services that the Consultant performs hereunder. After the total fees credited to the retainer equal $25,000, the Company shall pay the Consultant any fees in excess of those previously credited to the Retainer (the “Excess Fees”). The Company shall pay the Excess Fees (if any) to the Consultant as soon as practicable following the Company’s receipt of the Consultant’s monthly accounting of services, but in no event later than 60 days following the end of each calendar month in which the Consultant performs services.

4. Expenses. The Company shall promptly reimburse the Consultant for all appropriately documented, reasonable business expenses incurred by the Consultant in the performance of services under this Agreement.

5. Default. A party shall be in default under this Agreement if that party fails to perform hereunder and fails to cure such failure to perform within ten (10) days of his/its receipt of written notice of such failure from the other party hereto. Should Consultant default under this Agreement, the Company may terminate this Agreement, in which case neither party shall have any obligations under items 2 or 3 of this Agreement with respect to time periods following termination, except that the Company shall remain obligated to pay amounts to Consultant due with respect to time periods ending at or before termination.

6. Independent Contractor Status. In performing Consultant’s obligations hereunder, Consultant is operating as an independent contractor and shall not, for any purpose, be deemed an employee or agent of the Company or be eligible to receive or qualify for any benefits offered by the Company to its employees. Consultant shall not be entitled to receive any benefits or payments not set forth in this agreement, and the parties hereto do not intend that any agency or partnership relationship be created between them by this Agreement. The Company shall not withhold any federal or state taxes or other applicable withholdings from amounts paid hereunder to Consultant, shall not issue to Consultant a form W-2 for payments made hereunder, and shall issue to Consultant the appropriate form 1099 for payments made hereunder.

7. Confidentiality and Restrictive Covenants.

A. Confidential Information. Consultant acknowledges that he has and will have access to confidential information (including, but not limited to, current and prospective confidential know-how, specialized training, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures)

2

concerning the business, customers, clients, contacts, prospects, and assets of the Company and the Related Entities (as defined below) that is unique, valuable and not generally known outside the Company and/or the Related Entities, and which was obtained from the Company and/or the Related Entities or which was learned as a result of the performance of services by Consultant on behalf of the Company and/or the Related Entities (“Confidential Information”). “Confidential Information” does not include information that is in the public domain through no wrongful act on Consultant’s part. Consultant will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead will keep all Confidential Information strictly and absolutely confidential; provided, however, that this provision shall not prevent Consultant from using his general business skill and knowledge in his future employment to the extent such skill and knowledge is not specifically related to the business of Company and its affiliates and is not used in Competition (as defined below), or otherwise prohibited under this section. Notwithstanding the foregoing, Consultant may disclose Confidential Information (i) that he is required by subpoena to disclose (provided that Consultant furnishes the Company with prompt written notice of receipt of such subpoena), or (ii) with the prior written consent of the Company. Consultant will deliver promptly to the Company, at the termination of his service relationship with the Company, or at any other time at the Company’s request, without retaining any copies (other than Consultant Records, as defined below), all documents and other materials in his possession relating, directly or indirectly, to any Confidential Information (subject to the last sentence in Section 7.E. below). For purposes of this Agreement, “Consultant Records” shall mean any written or electronic records of Consultant’s business and personal contacts.

B. Non-Competition. While Consultant is performing services for the Company, and for a period of six (6) months following the date of termination of his service relationship with the Company for any reason Consultant shall be prohibited from engaging in Competition with the Company, and its subsidiaries and affiliates (collectively, the “Related Entities”). The term “Competition” for purposes of this Agreement shall mean directly or indirectly, engaging in, holding any equity interest in, or managing or operating any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in a Jones Act business that competes with any business of the Company and the Related Entities anywhere in the world; with the exception of ownership of up to 1% of any class of securities of any publicly traded company. The Company and the Consultant may otherwise agree to modify or alter terms of this non-competition restriction, subject to the requirements of Section 11 of this Agreement.

C. Non-Solicitation of Employees. While Consultant is performing services for the Company, and for a period of six (6) months following the date of termination of his service relationship with the Company for any reason (the “Restricted Period”), Consultant shall not, without the prior written consent of the Company, directly or indirectly, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, full-time consultant or independent contractor of the Company or the Related Entities (except in the course of his duties under this Agreement). Notwithstanding the foregoing, the Company agrees that it shall not be deemed a violation of this Section 7.C. for Consultant to respond to a request for a reference regarding any current or former employee of the Company or any of the Related Entities from such current or

3

former employee or from a third party, and providing a reference setting forth Consultant’s personal views about such current or former employee in connection with such request.

D. Non-Solicitation of Business Partners. During the Restricted Period, Consultant shall not, without the prior written consent of the Company, directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any customers, suppliers, licensees, agents, consultants or independent contractors or other business partners or business affiliates of the Company or the Related Entities (collectively, “Business Partners”), to cease doing business with or modify their business relationship with the Company or the Related Entities, or in any way interfere with the relationship between any such Business Partner and the Company or the Related Entities (regardless of who initiates the contact).

E. Return of Company Property/Passwords. Consultant hereby expressly covenants and agrees that following termination of Consultant’s service relationship with the Company for any reason or at any time upon the Company’s request, Consultant will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs, in whatever media maintained; provided, however, that Consultant shall be permitted to retain Consultant Records.

F. Remedies for Breach. Consultant acknowledges and agrees that a breach of this section would immediately and irreparably harm the Company and the Related Entities and that a remedy at law would be inadequate to compensate the Company and the Related Entities for their losses by reason of such breach and therefore that the Company and/or the Related Entities shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to seek an injunction to be issued by any court of competent jurisdiction enjoining and restraining Consultant from committing any violation of this section, and Consultant hereby consents to the issuance of such injunction.

8. Severability/Construction. Whenever possible, each provision of this Agreement, or subpart thereof, shall be interpreted so as to be valid and effective under applicable law, but if any provision, or subpart thereof, of this Agreement shall be prohibited or invalid under applicable law, that provision, or subpart thereof, shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement. This Agreement is the product of joint drafting and shall not be interpreted against any party as the drafter of this Agreement. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof. Any legal action or proceeding with respect to this Agreement may be brought in any federal or state court having Charlotte, North Carolina, as or within its jurisdiction or district. By execution of this Agreement, Consultant hereby submits to the jurisdiction and venue of said courts, hereby expressly waiving any defense of personal jurisdiction or improper venue. Nothing herein shall affect the right of any party to serve process in any manner permitted or required by law. The section headings or captions appearing in this

4

Agreement are for convenience only, are not part of this Agreement and are not to be considered in interpreting this Agreement.

9. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (A) delivered personally or by overnight courier to the following address of the other parties hereto (or such other address for such parties as shall be specified by notice given pursuant to this Section 9) or (B) sent by facsimile to the following facsimile number of the other parties hereto (or such other facsimile number for such parties as shall be specified by notice given pursuant to this Section 9), with the confirmatory copy delivered by overnight courier to the address of such parties pursuant to this Section 9.

If to the Company, to:

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Facsimile: (704) 973-7010

Attention: Board of Directors, Chairman

With a copy to:

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Facsimile: (704) 973-7010

Attention: General Counsel

If to Consultant:

Last address in the records of the Company

10. Binding Effect/Assignment/Waivers. This Agreement shall inure to the benefit of and be binding upon the heirs, estates, legal and personal representatives, successors and permitted assigns of the respective parties hereto. Consultant may not assign or delegate his rights, duties or obligations hereunder. Upon prior written notice to Consultant, the Company may assign or delegate its rights, duties or obligations hereunder in connection with any merger, sale or similar transaction. No waiver or release of any obligation or right of any party hereto shall be valid or enforceable unless made in writing and duly executed by all parties hereto. The terms of this Agreement shall survive the termination of this Agreement.

11. Entire Agreement/Modification. This Agreement, along with all items incorporated herein, constitutes the entire and complete agreement between the parties hereto and supersedes any prior oral or written agreement between the parties with respect to the obligations and covenants contemplated hereunder. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions herein set forth, and

5

that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless made in writing and duly executed by all parties hereto.

12. Counterparts. This Agreement may be executed in any number of identical counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument. This Agreement may be executed and delivered by facsimile transmission, and a facsimile copy of an executed counterpart shall be deemed and considered for all purposes as an original executed counterpart, in which case the parties then shall immediately circulate original documents for execution by all parties.

In witness whereof, the undersigned each have caused this Agreement to be executed under seal individually or by their duly authorized officers as of the date first set forth above.

Horizon Lines, Inc.		Consultant

By:	/s/ Jeffrey A. Brodsky	/s/ Stephen H. Fraser
Name:	Jeffrey A. Brodsky	Stephen H. Fraser
Title:	Chairman, Board of Directors

6

Exhibit 10.3

AMENDMENT NO. 1

TO THE

EMPLOYMENT AGREEMENT

BETWEEN

HORIZON LINES, INC. AND STEPHEN H. FRASER

This Amendment No. 1, dated June 7, 2012 to the Employment Agreement between Horizon Lines, Inc. (the “Company”) and Stephen H. Fraser (the “Executive”), which was entered into as of March 3, 2011 (the “Employment Agreement”).

WHEREAS, pursuant to the terms of the Employment Agreement, the Executive is employed as the interim President and Chief Executive Officer of the Company; and

WHEREAS, the Executive and the Company’s Board of Directors (the “Board”) wish to amend the Employment Agreement to provide for transition of the Executive’s duties and responsibilities from the Executive to a successor President and Chief Executive Officer (“Successor CEO”) when such a Successor CEO is hired.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Section 1(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(a) Term. Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate as of the date a successor President and Chief Executive Officer (a “Successor CEO”) commences employment with the Company, unless terminated earlier by either party upon written notice pursuant to the procedures set forth in Section 5 hereof (the “Employment Term”). Notwithstanding the foregoing, the Board and Executive may agree to extend the Employment Term for a specified period following commencement of employment of the Successor CEO, if such extension is determined by the Board to be appropriate for the effective transition of Executive’s duties and responsibilities to such Successor CEO. Subject to Section 2(b) below, upon the termination of Executive’s employment, Executive (or his estate, heirs or beneficiaries, as applicable) shall be entitled to (i) payment of any earned, but unpaid Salary (with Salary for the final month of the Employment Term pro-rated to reflect Executive’s total number of days of employment during such month), (ii) payment of any accrued but unused vacation or paid time off, and (iii) other employee benefits to which Executive is entitled upon termination of employment in accordance with the terms of the applicable plans and programs of the Company.”

2. Section 1(c) of the Employment Agreement is amended by adding the following new sentence to the end thereof:

“Executive shall resign as a member of the Board effective as of the date on which the Successor CEO commences employment and is appointed to the Board.”

3. In all other respects not amended, the Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed on the date first written above.

HORIZON LINES, INC.

By:	/s/ Jeffrey A. Brodsky
Jeffrey A. Brodsky
Chairman, Board of Directors

EXECUTIVE

/s/ Stephen H. Fraser
Stephen H. Fraser

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Exhibit 99.1

PRESS RELEASE

For information contact:
Jim Storey	Barbara Yeninas
Director, Investor Relations	BSY Associates
& Corporate Communications	732.817.0400
704.973.7107	barbara@bsya.com
jstorey@horizonlines.com

HORIZON LINES NAMES SAM WOODWARD

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Appointment Follows Annual Stockholder Meeting

CHARLOTTE, NC, June 7, 2012 – Horizon Lines, Inc. (OTCQB: HRZL), one of the nation’s leading domestic ocean shipping companies, today announced that Sam Woodward has joined the company as President and Chief Executive Officer (CEO) and has been appointed to the company’s Board of Directors, effective June 7, 2012. Mr. Woodward succeeds Stephen H. Fraser, who has served as interim President and CEO since March 2011, and who will also step down from the company’s Board of Directors, effective June 7, 2012.

“We are delighted that Sam has chosen to join Horizon Lines as President and CEO,” said Jeffrey A. Brodsky, Chairman of the Board of Directors. “Sam brings extensive transportation and logistics experience, and is known for his leadership abilities as a business strategist focused on operational transformation and excellence. He has a strong track record of success in a career that has spanned multiple companies over more than 30 years. Sam’s proven leadership abilities will be an asset to management and the Board, as Horizon Lines moves forward in the years ahead.

“We also want to thank Stephen for his leadership of Horizon Lines as interim President and CEO over the past 15 months,” Mr. Brodsky said. “Stephen successfully shepherded Horizon through a very challenging period. We wish Stephen well in his future endeavors and we are confident this transition will be a seamless one for our customers and other stakeholders.”

Mr. Woodward, 63, joins Horizon Lines from Traffic Tech Inc., an international freight forwarder, where he held several executive leadership roles. He also served as a managing director of Bengur Bryan & Co., a middle market investment bank, where since 2008 he headed the firm’s Transportation and Business Process Outsourcing Practice. From 2004 to 2008, Mr. Woodward was Chairman, President and CEO of Gemini Air Cargo, Inc. Prior to Gemini, Mr. Woodward was president of SAW Investment Services, his own investment firm, where he oversaw investment and management services in the U.S. freight- and logistics-based technology markets. From 1994 to 1999, Mr. Woodward served at YRC

Worldwide as Senior Vice President, Operations and Planning, managing operations and strategy of the company’s portfolio of transportation and logistics companies.

“I look forward to working with the many talented and dedicated associates and stakeholders of Horizon Lines, as we move forward to grow the business in our three core trade lanes,” Mr. Woodward said.

Annual Stockholder Meeting Results

Mr. Woodward was appointed President and CEO, as well as a Director, at a meeting of the Board of Directors that followed the company’s 2012 annual stockholder meeting today. At the annual meeting, shareholders elected Mr. Brodsky, Kurt M. Cellar and David N. Weinstein Class I Directors, and ratified the appointment of Ernst & Young, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 23, 2012. Additionally, shareholders provided a non-binding advisory vote approving the compensation paid to the company’s named executive officers.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company maintains a fleet of 15 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

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